Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

646-277-1254

john.mills@icrinc.com

Cutera Announces Preliminary Revenue for Fourth Quarter 2014

Company Announces Conferences it will be Attending in January 2015

BRISBANE, Calif., January 5, 2015 -- Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser, light and other energy-based aesthetic systems for practitioners worldwide, today announced preliminary revenue for the fourth quarter of 2014 of approximately $25.5 million.

Kevin Connors, President and Chief Executive Officer of Cutera, stated, “We are pleased with our preliminary fourth quarter revenue growth of approximately 15% compared to the same period in 2013. Our results include revenue from the recently launched excel HR product and initial revenue from our enlighten picosecond laser system for tattoo removal and the treatment of benign pigmented lesions, commercial shipments of which started December 19, 2014. I am excited by the progress Cutera is making as a result of the various strategic growth initiatives implemented by management, including our focus on introducing innovative new products and strengthening our sales and marketing through the recruitment in the past six months of industry experienced sales leadership. We look forward to discussing our fourth quarter results and 2015 outlook in detail on our earnings call in February.”

Mr. Connors will be attending the 33rd Annual JP Morgan Health Care Conference on January 12th 2015 in San Francisco, CA, and presenting at the 17th Annual Needham Growth Conference on January 14th, 2015 at the New York Palace Hotel in New York, NY.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser, light and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the expectations of the Company’s revenue for the fourth quarter ended December 31, 2014, which is preliminary and unaudited, are forward-looking statements within the meaning of the Safe Harbor. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements and those other factors described in the section entitled, "Risk Factors", in Cutera's most recent Form 10-Q as filed with the Securities and Exchange Commission on November 3, 2014. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

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